EXHIBIT 99.1
News Release

BOARDWALK PIPELINE PARTNERS REPORTS THIRD QUARTER EARNINGS

OWENSBORO, Ky., October 30, 2006 -- Boardwalk Pipeline Partners, LP (NYSE:BWP) announced today its results for the quarter ended September 30, 2006, which included the following items:

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Income before income taxes of $30.8 million for the quarter and $132.6 million for the nine months ended September 30, 2006, a 305% and 42% increase from $7.6 million and $93.2 million in the comparable 2005 periods;

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Operating revenues of $133.0 million for the quarter and $436.2 million for the nine months ended September 30, 2006, a 10% and 12% increase from $120.9 million and $389.6 million in the comparable 2005 periods; and

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Earnings before interest, taxes, depreciation and amortization (EBITDA) of $64.1 million for the quarter and $232.9 million for the nine months ended September 30, 2006, a 62% and 24% increase from $39.6 million and $188.3 million in the comparable 2005 periods.

The financial information presented includes the results of operations of Boardwalk Pipeline Partners, LP and its subsidiaries and, for periods prior to the Partnership’s initial public offering in November 2005, its predecessor, Boardwalk Pipelines, LLC (now known as Boardwalk Pipelines, LP) and its subsidiaries. Subsequent to November 2005, with the exception of certain income-based state taxes, the Partnership no longer includes income taxes in its results of operations. As a result, for the quarter and nine months ended September 30, 2006, the Partnership’s net income approximates its income before income taxes.

The Partnership stated that operating results for the quarter and nine months ended September 30, 2006 were driven primarily by the following:

▪	Continued strong environment for park-and-loan and storage services due to favorable natural gas price spreads and high volatility in the forward price of natural gas;

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Strong demand for firm transportation services due to wide natural gas basis differentials primarily between South and East Texas and other points on the Partnership’s system, offset by lower interruptible transportation services;

▪	A $3.5 million one-time expense relating to the implementation of a cost reduction program at the Partnership’s Texas Gas subsidiary, substantially offset by cost savings from the program; and

▪	A favorable variance in operating expenses in 2006 of $4.6 million for the third quarter and $8.7 million year-to-date resulting from the 2005 hurricanes.

Expansion capital expenditures were $62.1 million for the quarter and $81.6 million for the nine months ended September 30, 2006. Maintenance capital expenditures were $7.1 million for the quarter and $38.6 million for the nine months ended September 30.

Earnings Per Unit

Earnings per limited partner unit of the Partnership were $0.35 for common units and $0.19 for subordinated units for the third quarter of 2006. Earnings per limited partner unit for the nine months ended September 30, 2006, were $1.27 for both common and subordinated units, has been reduced by an assumed allocation to the general partner’s incentive distribution rights (IDRs) in accordance with generally accepted accounting principles applicable to companies having two classes of securities (EITF No. 03-6). Under EITF No. 03-6, earnings are allocated to participating securities in accordance with contractual participation rights assuming that all earnings for the period were distributed. The assumed allocation to the general partner’s IDRs was a result of the Partnership’s earnings exceeding the threshold in its partnership agreement for allocation of a portion of distributions to the IDRs. The Partnership did not make or declare any distribution to the general partner on account of its IDRs in the first, second, or third quarters of 2006.

T he following schedule provides a reconciliation of limited partners’ interest in net income as reported to net income allocable to common limited partner units in accordance with EITF No. 03-6 utilized in calculating earnings per common and subordinated limited partner unit.

	For the Three Months Ended September 30, 2006	For the Nine Months Ended September 30, 2006
Limited partners’ interest in net income	$30,034	$129,631
Less assumed allocation to incentive distribution rights	-	962
Net income available to limited partners	30,034	128,669
Less assumed allocation to subordinated units	6,144	42,015
Net income available to common units	$23,890	$86,654

Conference Call
The Partnership has scheduled a conference call for Monday, October 30, 2006, at 10:00 a.m. CT, to review the third quarter results.

Dial-in
Dial-in: 866-825-1692
Passcode: 27550065

Webcast
The earnings call may be accessed via the Boardwalk website at www.boardwalkpipelines.com. Please go to the website at least 15 minutes before the broadcast to register and download and install any necessary audio software.

Replay
An audio replay will also be available on the Boardwalk website www.boardwalkpipelines.com immediately following the call until midnight December 31, 2006.
Replay Dial-in: 888-286-8010
Replay Passcode: 57739057

Non-GAAP Financial Measure - EBITDA

EBITDA is used as a supplemental financial measure by management and by external users of the Partnership's financial statements, such as investors, commercial banks, research analysts, and rating agencies, to assess the Partnership's operating and financial performance, ability to generate cash and return on invested capital, as compared to those of other companies in the natural gas transportation, gathering, and storage business. EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (GAAP). EBITDA is not necessarily comparable to a similarly titled measure of another company.

The following table presents a reconciliation of the Partnership's EBITDA to its net income, the most directly comparable GAAP financial measure, for each of the periods presented below.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2006	2005	2006	2005
Net Income	$30,647	$4,554	$132,277	$56,116
Income taxes and Charge in lieu of taxes	118	3,047	364	37,121
Depreciation and amortization	18,888	18,092	56,298	53,152
Interest expense	14,977	14,985	45,822	44,722
Interest income	(553)	(353)	(1,796)	(1,098)
Interest income from affiliates, net	(10)	(772)	(16)	(1,729)
EBITDA	$64,067	$39,553	$232,949	$188,284

About Boardwalk

Boardwalk Pipeline Partners, LP is a limited partnership engaged, through its subsidiaries, Texas Gas Transmission, LLC and Gulf South Pipeline Company, LP, in the interstate transportation and storage of natural gas. Boardwalk owns and operates interstate natural gas pipeline systems, comprised of an aggregate of approximately 13,470 miles of pipeline and underground storage fields having aggregate working gas capacity of approximately 146 Bcf.

Forward-Looking Statements

Statements contained in this press release which are not historical facts are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management. A discussion of the important risk factors and other considerations that could materially impact these matters, as well as the Partnership's overall business and financial performance, can be found in the reports and other documents filed by the Partnership and its predecessor with the Securities and Exchange Commission. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Partnership expressly disclaims any obligation or undertaking to release publicly any updates or revisions to its forward-looking statements to reflect any change in the Partnership's expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

BOARDWALK PIPELINE PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Thousands of Dollars, except number of units and per unit amounts)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2006	2005	2006	2005
Operating Revenues:
Gas transportation	$ 108,195	$ 111,181	$ 364,597	$ 347,953
Parking and lending	9,099	3,081	32,030	16,157
Gas storage	8,321	5,314	25,136	15,546
Other	7,430	1,339	14,390	9,904
Total operating revenues	133,045	120,915	436,153	389,560

Operating Costs and Expenses:
Operation and maintenance	39,740	51,635	114,901	119,262
Administrative and general	23,878	22,533	74,111	60,512
Depreciation and amortization	18,888	18,092	56,298	53,152
Taxes other than income taxes*	6,592	6,409	18,607	20,968
Net (gain) loss on disposal of operating assets	(826)	1,228	(3,032)	1,713
Total operating costs and expenses	88,272	99,897	260,885	255,607

Operating Income	44,773	21,018	175,268	133,953

Other (Income) Deductions:
Interest expense	14,977	14,985	45,822	44,722
Interest income	(553)	(353)	(1,796)	(1,098)
Interest income from affiliates, net	(10)	(772)	(16)	(1,729)
Miscellaneous other income, net	(406)	(443)	(1,383)	(1,179)
Total other (income) deductions	14,008	13,417	42,627	40,716

Income before income taxes	30,765	7,601	132,641	93,237

Income taxes and charge-in-lieu of income taxes*	118	3,047	364	37,121
Net Income*	$ 30,647	$ 4,554	$ 132,277	$ 56,116

*Results of operations reflect a change in the tax status associated with Boardwalk Pipeline Partners coincident with its initial public offering and conversion to an MLP on November 15, 2005. Boardwalk Pipeline Partners recorded a charge-in-lieu of income taxes and certain state franchise taxes for the three and nine month periods ended September 30, 2005, and each period thereafter through the date of the offering. A subsidiary of Boardwalk Pipeline Partners directly incurs some income-based state taxes following the date of the offering.

	For the Three Months Ended September 30, 2006	For the Nine Months Ended September 30, 2006
Calculation of limited partners’ interest in 2006 net income:
Net income to partners	$ 30,647	$ 132,277
Less general partner’s interest in net income	613	2,646
Limited partners’ interest in net income	$ 30,034	$ 129,631
Basic and diluted net income per limited partner unit:
Common units	$ 0.35	$ 1.27
Subordinated units	$ 0.19	$ 1.27
Cash distribution to common and subordinated unitholders and general partner unit equivalents	$ 0.38	$ 0.92
Weighted-average number of limited partner units outstanding:
Common units	68,256,122	68,256,122
Subordinated units	33,093,878	33,093,878

Contact

Tonya Mann-Howard
Investor Relations
(270) 686-3620